Exhibit 107

Calculation of Filing Fee Tables

Form S-8

IMMUNOVANT, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	Common Stock, $0.0001 par value per share	Other(2)	4,659,315(3)	$4.24(2)	$19,755,496	0.0000927	$1,832

Total Offering Amounts					$19,755,496		$1,832

Total Fee Offsets							—

Net Fee Due							$1,832

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Immunovant, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2) Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on June 1, 2022.

(3) Represents an automatic annual increase equal to 4% of the of the total number of shares of Common Stock outstanding on March 31, 2022 to the aggregate number of shares of Common Stock reserved for issuance under the 2019 Plan, pursuant to the terms of the 2019 Plan.

(4) The Registrant does not have any fee offsets.